United States

Securities And Exchange Commission

Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 14, 2011

OCZ Technology Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-34650	04-3651093
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6373 San Ignacio Avenue
San Jose, California  95119
(Address of principal executive offices)

Registrant’s telephone number, including area code: (408) 733-8400

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On March 14, 2011, OCZ Technology Group, Inc., a Delaware corporation (the “OCZ”), entered into a Share Purchase Agreement (the “Agreement”) by and among OCZ, Indilinx Co., Ltd., a company organized under the laws of the Republic of Korea (“Indilinx”), the shareholders of the Indilinx and DLS Law Firm, as Seller Representative.  Pursuant to the Agreement, OCZ agreed, upon the satisfaction or waiver of the conditions in the Agreement, to acquire all of the outstanding shares of Indilinx for a total purchase price of approximately $32.0 million to be paid at the closing as follows: (1) $568,459 in cash payable to the holders of vested and unvested Indilinx stock options, as may be adjusted under the terms of the Agreement (the “Cash Consideration”), and (2) shares of OCZ common stock with a value of approximately $31,431,540, as may be adjusted under the terms of the Agreement (the “Stock Consideration”), based on the volume weighted average of the closing prices of OCZ Common Stock as reported on the NASDAQ Global Market during the 10 trading days immediately preceding the earlier of (i) the date of the Agreement, (ii) the transactions are publicly disclosed or announced in the U.S. by OCZ, or (iii) the Closing Date (as defined in the Agreement).  The issuance of the Stock Consideration does not require registration under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Section 4(2) and Rule 506 promulgated thereunder, as well as Regulation S.

At the closing, OCZ will make a loan to Indilinx for that amount of funds required for Indilinx to pay off the entire balance of a certain loan in the principal amount of KRW 1,000,000,000 (approximately $900,000) (the “Loan”) and OCZ will also deliver a guarantee to the lender of Indilinx guaranteeing the payment obligations of Indilinx to the lender.

The closing of the transaction is conditioned upon customary closing conditions, including the receipt of any necessary regulatory approvals.

10% of the Stock Consideration will be placed in escrow to serve as security for any post-closing working capital and other adjustments and to cover any indemnification claims that OCZ may have under the Agreement for breaches of the representations, warranties and covenants made by Indilinx and the shareholders of Indilinx.

The Agreement is included to provide information regarding its terms.  It is not intended to provide any other factual information about OCZ or Indilinx. The representations, warranties and covenants contained in the Agreement were made solely for purposes of the Agreement and as of specific dates, were solely for the benefit of the parties to the Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to stockholders. Stockholders of OCZ are not third-party beneficiaries under the Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of OCZ or Indilinx.  Moreover, information concerning the subject matter of the representations and warranties may have changed after the date of the Agreement, which subsequent information may or may not be fully reflected in OCZ’s public disclosures.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above with respect to the Loan is incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 above with respect to the offer and issuance of the Stock Consideration to the shareholders of Indilinx pursuant to the Agreement is incorporated herein by reference.

The Stock Consideration that may be issued to the shareholders of Indilinx upon the satisfaction of the closing conditions set forth in the Agreement are expected to be issued in reliance on the exemptions from the registration provisions of the Securities Act set forth in Section 4(2) of the Securities Act relating to sales by an issuer not involving any public offering and Regulation S under the Securities Act relating to sales that occur outside the United States.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1	Share Purchase Agreement, dated March 14, 2011, by and among OCZ, Indilinx, the shareholders of the Indilinx and DLS Law Firm, as Seller Representative.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OCZ Technology Group, Inc.

By:	/s/ Arthur F. Knapp, Jr.
Arthur F. Knapp, Jr. Chief Financial Officer

Date: March 18, 2011

Exhibit Index

Exhibit No.	Description

10.1	Share Purchase Agreement, dated March 14, 2011, by and among OCZ, Indilinx, the shareholders of the Indilinx and DLS Law Firm, as Seller Representative.